AMENDED AND RESTATED

SCHEDULE A

DATED _______, 2021

to the

EXPENSE LIMITATION AGREEMENT

dated December 1, 2020 between

THE ADVISORS’ INNER CIRCLE FUND II

and

SPRUCEGROVE INVESTMENT MANAGEMENT LTD.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Sprucegrove International Equity Fund	Institutional Class Shares	0.60%	April 30, 2023
	Investor Class Shares	0.60%	April 30, 2023
	Advisor Class Shares	0.60%	April 30, 2023

Acknowledged and Accepted by:

THE ADVISORS’ INNER CIRCLE FUND II

_____________________________

Name:

Title:

SPRUCEGROVE INVESTMENT MANAGEMENT LTD.

_____________________________

Name:

Title: